EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 8, 2015, by and between Thomas Leonard (“Executive”) and Universal Hospital Services, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms set forth in this Agreement; and

WHEREAS, the Executive shall commence employment on April 13, 2015 (the “Effective Date”).

NOW,  THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment Term.  The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company, upon the terms and conditions contained in this Agreement.  Executive’s employment with the Company pursuant to this Agreement shall commence on the Effective Date and shall continue until terminated pursuant to Section 10. The period during which Executive is employed by the Company pursuant to this Agreement is hereinafter referred to as the "Term."

2. Employment Duties.  Executive shall have the title of Chief Executive Officer of the Company and shall have such duties, authorities and responsibilities as are consistent with such position and as the Board of Directors of the Company (the “Board”) may designate from time to time.  Executive shall report directly to the Board.  Executive shall devote his full working time and attention and Executive’s best efforts to Executive’s employment and service with the Company and shall perform Executive’s services in a capacity and in a manner consistent with Executive’s position for the Company; provided, that this Section 2 shall not be interpreted as prohibiting Executive from (i) managing Executive’s personal investments (so long as such investment activities are of a passive nature), (ii) engaging in charitable or civic activities, (iii) participating on boards of directors or similar bodies of non-profit organizations, or (iv) subject to approval by the Board in its sole discretion, participating on boards of directors or similar bodies of for-profit organizations, in each case of (i) – (iv), so long as such activities do not, individually or in the aggregate, (a) materially interfere with the performance of Executive’s duties and responsibilities hereunder, (b) create a fiduciary conflict, or (c) result in a violation of Section 16 of this Agreement.  If requested, Executive shall also serve as an executive officer and/or board member of the board of directors (or similar governing body) of any entity that is a Subsidiary of the Company, without any additional compensation.

3. Base Salary.  During the Term, the Company shall pay Executive a base salary at an annual rate of $650,000, payable in accordance with the Company’s normal payroll practices for employees as in effect from time to time.  Executive shall be entitled to such increases (but not decreases) in base salary, if any, as may be determined from time to time in the sole discretion of the Board.  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Annual Bonus.  With respect to each calendar year during the Term, Executive shall be eligible to earn an annual cash bonus award (the “Annual Bonus”) of one hundred percent (100%) of Base Salary (“Target Bonus Opportunity”), based upon the Executive’s achievement and the Company’s achievement of annual performance targets established by the Board in its sole discretion after consultation with Executive at the beginning of each such calendar year.  The Annual Bonus for calendar year 2015 is guaranteed to be at least eighty percent (80%) of Executive’s Target Bonus Opportunity.  The Annual Bonus, if any, for each calendar year during the Term shall be paid to Executive at the same time that other senior executives of the Company receive annual bonus payments, but in no event earlier than January 1 and in no event later than April 15th of the year following the calendar year to which such Annual Bonus relates.  Executive shall not be paid any Annual Bonus with respect to a calendar year unless Executive is employed with the Company through the end of the calendar year to which such Annual Bonus relates.

5. Benefits.  During the Term, Executive shall be entitled to participate in any benefit plans, including medical, disability and life insurance (but excluding any severance or bonus plans unless specifically referenced in this Agreement) offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis as those generally made available to other senior executives of the Company, to the extent consistent with applicable law and the terms of the applicable Benefit Plan. The Company does not promise the adoption or continuance of any particular Benefit Plan and reserves the right to amend or cancel any Benefit Plan at any time in its sole discretion (subject to the terms of such Benefit Plan and applicable law).

6. Vacation.  Executive shall be entitled to five  (5) weeks of annual paid vacation days, which shall accrue and be useable by Executive in accordance with Company policy, as may be in effect from time to time.

7. Expense Reimbursement.

(a) Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

(b) Long Distance Travel and Housing.  The Company shall reimburse Executive for expenses related to travel from his home in Encinitas, California to Minneapolis, MN and provide Executive with a rental apartment in Minneapolis, MN. To the extent that the reimbursement of any amounts pursuant to this Section 7(b) is taxable to the Executive, the Executive will be grossed up for income tax at Executive’s marginal income tax rate for such amount.

8. Relocation.  At Executive’s election, Executive may relocate his primary residence to the Minneapolis metropolitan area (although no such relocation is required) and the Company shall, subject to the Company’s Executive Relocation Policy which will be provided to Executive, reimburse Executive for all reasonable relocation expenses incurred by Executive in connection with such relocation (including, moving expenses and closing costs relating to the purchase of a new home), subject to presentation by Executive of documentation reasonably satisfactory to the Company that the applicable expense has been incurred.  Executive shall promptly repay the gross amount of all payments made by the Company pursuant to this Section 8 if, prior to the one year anniversary of Executive’s relocation, Executive’s employment is terminated by the Company for Cause or Executive resigns without Good Reason. To the extent that the reimbursement of any amounts pursuant to this Section 8 is taxable to the Executive, the Executive will be grossed up for income tax at Executive’s marginal income tax rate for such amount.

9. Key Man Life Insurance. Executive shall cooperate with the Company in obtaining a key man life insurance policy as to which Executive shall be the insured and the Company shall be the beneficiary.
10. Termination of Employment. The Term and Executive’s employment hereunder may be terminated as follows:
(a) Automatically in the event of the death of Executive;

(b) At the option of the Company, by written notice to Executive or Executive’s personal representative in the event of the Disability of Executive.  As used herein, the term “Disability” shall mean the Executive is disabled within the meaning of the Company’s long-term disability policy then in effect;

(c) At the option of the Company for Cause, on prior written notice to Executive;

(d) At the option of the Company at any time without Cause (provided that the assignment of this Agreement to, and assumption of this Agreement by, the purchaser of all or substantially all of the assets of the Company shall not be treated as a termination without Cause under this Section 10(d)), by delivering written notice of its determination to terminate to Executive;

(e) At the option of Executive for Good Reason;

(f) At the option of Executive without Good Reason, upon ninety  (90) days prior written notice to the Company (which the Company may, in its sole discretion, make effective as a resignation earlier than the termination date provided in such notice; provided that the Company shall continue to pay Executive his Base Salary for such ninety (90) day period), or

11. Payments by Virtue of Termination of Employment.

(a) Termination by the Company Without Cause or by Executive For Good Reason.  If Executive’s employment is terminated at any time during the Term by the Company without Cause or by Executive for Good Reason, subject to Section 11(d) of this Agreement, Executive shall be entitled to:

(i) (A) within ten  (10) days following such termination, (i) payment of Executive’s accrued and unpaid Base Salary, (ii) payment for any accrued but unused vacation days, (iii) payment of any earned but unpaid Annual Bonus with respect to the year prior to the year of termination and (iv) reimbursement of expenses under Section 7 of this Agreement, in each case of (i) through (iv), accrued through the date of termination and (B) all other accrued amounts or accrued benefits due to Executive in accordance with the Company’s benefit plans, programs or policies (other than severance);

(ii) an amount equal to the sum of (A) twelve (12) months of Executive’s Base Salary as in effect immediately prior to Executive’s date of termination and (B) Executive’s Target Bonus Opportunity for the year of termination, which sum shall be payable during the twelve (12) month period commencing on the date of termination (the “Severance Period”) in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time, provided, that the first payment pursuant to this Section 11(a)(ii) shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after Executive’s termination and shall include payment of any amounts that would otherwise be due prior thereto; and

(iii) an amount equal to the pro-rata portion of Executive’s Annual Bonus for the year of termination, based on the number of days the Executive is employed during such year, if such bonus would otherwise have been earned and payable had Executive’s employment not been terminated, payable in a lump-sum on such date as the Company generally pays Annual Bonuses to other senior executives of the Company (“Pro-rata Bonus”); and

(iv) subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to Executive each month an amount equal to the monthly amount of the COBRA continuation coverage premium under the Company’s group medical plans as in effect from time to time less the amount of Executive’s portion of the premium as if Executive was an active employee under the same terms as provided to senior executive officers of the Company until the earliest of (i) twelve (12) months after the date of Executive’s termination of employment; (ii) the date Executive is no longer eligible for benefits under COBRA; or (iii) the date Executive obtains other employment that offers medical benefits, provided, that the first payment pursuant to this Section 11(a)(iv) shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after Executive’s termination and shall include payment of any amounts that would otherwise be due prior thereto.

(b) Termination by the Company With Cause or by Executive Without Good Reason.  If the Company terminates Executive’s employment for Cause during the Term or  Executive terminates his employment without Good Reason during the Term, Executive shall be entitled to receive the payments and benefits described under Section 11(a)(i) of this Agreement.

(c) Termination due to Executive’s Death or Disability. If Executive’s employment terminates during the Term due to death or Disability, Executive or Executive’s legal representatives, as applicable, shall be entitled to the Pro-rata Bonus and the payments and benefits described under Section 11(a)(i) of this Agreement.

(d) Conditions to Payment.  All payments and benefits due to Executive under this Section 11 which are not otherwise required by applicable law shall be payable only if Executive executes and delivers to the Company a general release of claims in a form reasonably satisfactory to the Company and such release is no longer subject to revocation (to the extent applicable), in each case, within sixty (60) days following termination of employment.  Failure to timely execute and return such release or revocation thereof shall be a waiver by Executive of Executive’s right to severance (which, for the avoidance of doubt, shall not include any amounts described in Section 11(a)(i) of this Agreement).  In addition, severance shall be conditioned on Executive’s continued compliance with Section 16 of this Agreement as provided in Section 17 below.

(e) No Other Severance.  Executive hereby acknowledges and agrees that, other than the severance payments described in this Section 11, upon the effective date of the termination of Executive’s employment, Executive shall not be entitled to any other severance payments or benefits of any kind under any Company benefit plan, severance policy generally available to the Company’s employees or otherwise and all other rights of Executive to compensation under this Agreement shall end as of such date.

12. Definitions. For purposes of this Agreement,
(a) “Affiliate” shall mean any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

(b) “Cause” shall mean, (i) the commission by Executive of, or the indictment of Executive for (or pleading guilty or nolo contendere to), a felony or a crime involving moral turpitude, (ii) Executive’s repeated failure or refusal to faithfully and diligently perform the usual and customary duties of his employment or to act in accordance with any lawful direction or order of the Board, which failure or refusal is not cured within thirty (30) days after written notice thereof is given to Executive, (iii) Executive’s material breach of fiduciary duty, (iv) Executive’s theft, fraud, or dishonesty with regard to the Company or any of its Affiliates or in connection with Executive’s duties, (v) Executive’s material violation of the Company’s code of conduct or similar written policies, (vi) Executive’s willful misconduct unrelated to the Company or any of its Affiliates having, or likely to have, a material negative impact on the Company or any of its Affiliates (economically or its reputation), (vii) an act of gross negligence or willful misconduct by the Executive that relates to the affairs of the Company or any of its Affiliates, or (viii) material breach by Executive of any provisions of this Agreement.

(c) “Good Reason” shall mean, without Executive’s consent, (i) any material diminution in Executive’s responsibilities, authorities or duties; provided that in the event of Executive’s Disability, the Company’s appointment of an interim Chief Executive Officer shall not constitute a diminution of Executive’s responsibilities, authorities or duties, (ii) any reduction in Executive’s (x) Base Salary or (y) Target Bonus Opportunity (except in the event of an across the board reduction in Base Salary or Target Bonus  Opportunity applicable to substantially all senior executives of the Company), or (iii) a relocation of Executive’s place of employment by more than fifty (50) miles; provided, that no event described in clause (i), (ii), or (iii) shall constitute Good Reason unless (A) Executive has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within thirty (30) days following he occurrence of such event, and (B) Executive has provided the Company at least sixty (60) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so.  Failing such cure, a termination of employment by Executive for Good Reason shall be effective on the day following the expiration of such cure period.

13. Return of Company Property.  Within ten (10) days following the effective date of Executive’s termination for any reason, Executive or Executive’s personal representative shall, return all property of the Company or any of its Affiliates in Executive’s possession, including, but not limited to, all Company-owned computer equipment (hardware and software), telephones, facsimile machines, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company or any of its Affiliates, the Company’s or any of its Affiliates’ customers and clients or their respective prospective customers or clients.  Anything to the contrary notwithstanding, Executive shall be entitled to retain (i) personal papers and other materials of a personal nature; (ii) information showing Executive’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Executive’s employment, or termination thereof, with the Company which he received in Executive’s capacity as a participant; provided, that, in each case of (i) – (iii), such papers or materials do not include Confidential and Proprietary Information (as defined in Section 15(a)).

14. Resignation as Officer or Director.  Upon the effective date of any Executive’s termination, Executive shall be deemed to have resigned, to the extent applicable, as an officer of the Company, as a member of the board of directors or similar governing body of the Company or any of its Affiliates, and as a fiduciary of any Company benefit plan.  On or immediately following the effective date of any such termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s).

15. Confidentiality; Non-Solicitation; Non-Competition .

(a) Confidential and Proprietary Information.  The Executive agrees that during and at all times after the Term, the Executive will keep secret all confidential matters and materials of the Company (including its subsidiaries and affiliates), including, without limitation, know-how, trade secrets, real estate plans and practices, individual office results, customer lists, pricing policies, operational methods, any information relating to the Company (including any of its subsidiaries and affiliates) products, processes, customers and services and other business and financial affairs of the Company (collectively, the “Confidential Information”), to which the Executive had or may have access and will not disclose such Confidential Information to any person, other than (i) the Company, its respective authorized employees and such other persons to whom the Executive has been instructed to make disclosure by the Board, (ii) as appropriate (as determined by the Executive in good faith) to perform his duties hereunder, or (iii) in compliance with legal process or regulatory requirements.  “Confidential Information” will not include any information which is in the public domain during or after the Term, provided such information is not in the public domain as a consequence of disclosure by the Executive in violation of this Employment Agreement. The Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether above or jointly with others) while employed by the Company or its predecessors and its subsidiaries (“Work Product”), belong to the Company or such subsidiary.  The Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

(b) Non-Solicitation.  Executive hereby acknowledges and agrees that during Executive’s employment with the Company and for a period of one (1) year commencing with the date of Executive’s termination of employment with the Company (the “Restricted Period”), Executive shall not, without the written consent of the Board, directly or indirectly, on Executive’s behalf or the behalf of a third party, hire, solicit, persuade or induce to leave, or attempt to do any of the foregoing, any person who is employed by, or performing services as an independent contractor for, the Company or any of its Affiliates as of the date of Executive’s termination (or who was an employee or independent contractor of the Company or any of its Affiliates at any time during the twelve (12) months preceding Executive’s date of termination).

(c) Non-Competition.  Executive hereby acknowledges and agrees that during the Restricted Period, Executive shall not, directly or indirectly, be employed by or otherwise provide services for, including, but not limited to, as a consultant, independent contractor or in any other capacity, or own or invest in (other than ownership for investment purposes of less than two percent (2%) of a publicly traded company) any company or other entity or organization engaged in the business of renting medical equipment products and providing various services related to medical and veterinary equipment including, without limitation, asset recovery and equipment brokerage, biomedical services, asset management, equipment outsourcing and maintenance and repair of medical equipment in the United States of America.

(d) Tolling.  In the event of any violation of the provisions of this Section 15, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 15 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

16. Cooperation.  From and after Executive’s termination of employment, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided, that the Company shall reimburse Executive for Executive’s reasonable costs and expenses (including legal counsel selected by Executive and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.

17. Injunctive Relief and Specific Performance.  Executive understands and agrees that Executive’s covenants under Sections 13, 15 and 16 are special and unique and that the Company and its Affiliates may suffer irreparable harm if Executive breaches any of Sections 13, 15, or 16 because monetary damages would be inadequate to compensate the Company and its Affiliates for the breach of any of these sections.  Accordingly, Executive acknowledges and agrees that the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled to obtain specific performance and injunctive or other equitable relief by a federal or state court in Minnesota to enforce the provisions of Sections 13, 15 and/or 16 without the necessity of posting a bond or proving actual damages, without liability should such relief be denied, modified or vacated. Each party shall be responsible for his or its own attorney’s fees in respect of any such action or proceeding.  Additionally, in the event of a breach or threatened breach by Executive of Section 15, in addition to all other available legal and equitable rights and remedies, the Company shall have the right to cease making payments, if any, being made pursuant to Section 11(a)(ii) hereunder.  Executive also recognizes that the territorial, time and scope limitations set forth in Section 15 are reasonable and are properly required for the protection of the Company and its Affiliates and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and Executive agree, and Executive submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

18. Miscellaneous.

(a) All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (i) certified mail, postage and fees prepaid, or (ii) nationally recognized overnight express mail service, as follows:

If to the Company:

Universal Hospital Services, Inc.

6625 West 78th Street, Suite 300

Minneapolis, MN 55439

Attn: Lee Pulju

With a copy to:

Irving Place Capital

745 Fifth Avenue

New York, NY 10151

Attn: Bob Juneja

If to Executive:

At his home address as then shown in the Company’s personnel records,

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b) This Agreement is personal to the Executive and shall not be assigned by the Executive.  Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment.  The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its successors and assigns.

(c) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all other agreements, term sheets, offer letters, and drafts thereof, oral or written, between the parties hereto with respect to the subject matter hereof.  No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to Executive by any person or entity to induce him to enter into this Agreement other than the express terms set forth herein, and Executive is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.

(d) No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.  No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

(e) If any provisions of this Agreement (or portions thereof) shall, for any reason, be held invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect.  If any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, then the parties hereto agree that such invalid or unenforceable restriction shall be deemed modified so that it shall be valid and enforceable to the greatest extent permissible under law, and if such restriction cannot be modified so as to make it enforceable or valid, such finding shall not affect the enforceability or validity of any of the other restrictions contained herein.

(f) This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(g) The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement.  The parties have jointly participated in the drafting of this Agreement, and the rule of construction that a contract shall be construed against the drafter shall not be applied.  The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.”  The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(h) Notwithstanding anything to the contrary in this Agreement:

(i) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and authoritative 9 guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  In no event whatsoever will the Company, any of its affiliates, or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A  upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.  If any payment, compensation or other benefit provided to the Executive in connection with the termination of his employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or, if earlier, ten business days following the Executive’s death (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date.  Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(iii) All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind, benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(iv) If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(i) This Agreement, for all purposes, shall be construed in accordance with the laws of the State Minnesota without regard to conflicts of law principles.  Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Minnesota.  The parties hereby irrevocably submit to the jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

(j) Other than the Company’s right to seek injunctive relief or specific performance as provided in this Agreement, any dispute, controversy, or claim between the Executive, on the one hand, and the Company, on the other hand, arising out of, under, pursuant to, or in any way relating to this Agreement and Executive’s employment shall be submitted to and resolved by confidential and binding arbitration (“Arbitration”), administered by the American Arbitration Association (“AAA”) and conducted pursuant to the rules then in effect of the AAA governing commercial disputes.  The Arbitration hearing shall take place in Minneapolis,  Minnesota.  Such Arbitration shall be before three neutral arbitrators (the “Panel”) licensed to practice law and familiar with commercial disputes.  Any award rendered in any Arbitration shall be final and conclusive upon the parties to the Arbitration and not subject to judicial review, and the judgment thereon may be entered in the highest court of the forum (state or federal) having jurisdiction over the issues addressed in the Arbitration, but entry of such judgment will not be required to make such award effective.  The Panel may enter a default decision against any party who fails to participate in the Arbitration.  The administration fees and expenses of the Arbitration shall be borne equally by the parties to the Arbitration; provided that each party shall pay for and bear the cost of his/her/its own experts, evidence, and attorney’s fees, except that, in the discretion of the Panel, any award may include the costs of a party’s counsel and/or its share of the expense of Arbitration if the Panel expressly determines that an award of such costs is appropriate to the party whose position substantially prevails in such Arbitration.  Notwithstanding any other provision of this Agreement, no party shall be entitled to an award of special, punitive, or consequential damages. To submit a matter to Arbitration, the party seeking redress shall notify in writing, in accordance with Section 18(a) of this Agreement, the party against whom such redress is sought, describe the nature of such claim, the provision of this Agreement that has been allegedly violated and the material facts surrounding such claim.  The Panel shall render a single written, reasoned decision.  The decision of the Panel shall be binding upon the parties to the Arbitration, and after the completion of such Arbitration, the parties to the Arbitration may only institute litigation regarding the Agreement for the sole purpose of enforcing the determination of the Arbitration hearing or, with respect to the Company, to seek injunctive or equitable relief pursuant to Section 17 of this Agreement.  The Panel shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration.  All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties except to the extent such disclosure is required by law, or in a proceeding to enforce any rights under this Agreement.

EXECUTIVE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, HE IS WAIVING ANY RIGHT THAT HE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL RELATED TO THIS AGREEMENT.

(k) Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he/she is bound and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive on and after the Effective Date, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel or other advisor of his choice and has done so regarding his rights and obligations under this Agreement, that he is entering into this Agreement knowingly, voluntarily, and of his own free will, that he is relying on his own judgment in doing so, and that he fully understands the terms and conditions contained herein.

(l) The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

(m) The covenants and obligations of the Company under Sections 11, 16, 17 and 18 hereof, and the covenants and obligations of Executive under Sections 11, 13, 14, 15, 16, 17 and 18 hereof, shall continue and survive any expiration of the Term, termination of Executive’s employment or any termination of this Agreement.

[signature page follows]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

UNIVERSAL HOSPITAL SERVICES, INC.

By: /s/ John L. Workman

By: John L. Workman
Title: Interim Executive Chairman of the Board of Directors

/s/ Thomas Leonard

Thomas Leonard

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